UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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DealerTrack Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

_______________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2011
Dear Stockholder:

On behalf of the board of directors and management of DealerTrack Holdings, Inc., I invite you to attend our Annual Meeting of Stockholders. The meeting will be held on May 23, 2011, at 3:30 p.m. local time, at DealerTrack Holdings, Inc. Corporate Headquarters, 1111 Marcus Avenue, Suite M04, Lake Success, New York 11042.

The details of the business to be conducted at the Annual Meeting are provided in the attached Notice of the Annual Meeting of Stockholders and in the attached Proxy Statement.

It is important that your stock is represented, regardless of the number of shares you hold. After reading the enclosed Proxy Statement, please vote your proxy in accordance with the instructions provided.

If you have any questions about the meeting, please contact our Investor Relations Department at (888) 450-0478.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Mark F. O’Neil
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF THE STOCKHOLDERS

Date:	May 23, 2011

Time:	3:30 p.m. local time

Location :	DealerTrack Holdings, Inc. 1111 Marcus Ave, Suite M04 Lake Success, New York 11042

Matters To Be Voted On:	(1) To elect two members of the board of directors for three-year terms as Class III directors to serve until our 2014 Annual Meeting of Stockholders or until their successors are elected;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3) To hold an advisory vote on the compensation of our executive officers; and

(4) To hold an advisory vote on the frequency of an advisory vote on the compensation of our executive officers.

Record Date:	March 28, 2011. You are eligible to vote if you were a stockholder of record at the close of business on this date.

Voting Methods:	By Mail In Person Via the Internet

Importance Of Vote :	Submit a proxy as soon as possible to ensure that your shares are represented.

Voting promptly will insure that we have a quorum at the Annual Meeting and will save us proxy solicitation expenses.

By Order of the Board of Directors,

Gary N. Papilsky
Secretary

Lake Success, New York
March 31, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2011.
The Proxy Statement and Annual Report on Form 10-K are available on our website at http://ir.dealertrack.com/annual-proxy.cfm.

Table of Contents

General Information	2
The Annual Meeting	2
Purpose of the Meeting	2
Information Concerning Voting and Solicitation of Proxies	2
Who Can Vote?	2
How You Can Vote	2
How To Revoke Your Proxy or Change Your Vote	4
How Many Votes You Have	4
Quorum	4
Votes Required	4
Proposal One: Election of Directors	5
General Information about our Board of Directors	5
Nominees	5
Recommendation of our Board of Directors	5
Information about Nominees for Election as Class III Directors	5
Information about the Members of Our Board of Directors Whose Terms of Office Do Not Expire at the Annual Meeting	6
Board Meetings Held During 2010	7
Board Independence	7
Stockholder Communications with the Board of Directors	7
Director Attendance at Annual Meeting	8
Code of Business Conduct and Ethics	8
Committees	8
Non-Management Directors’ Compensation for Fiscal Year 2010	11
Audit Committee Report	14
Principal Accountant Fees and Services	15
Proposal Two: Ratification of Selection of Independent Registered Public Accounting Firm	15
Proposal Three: Advisory Vote on Compensation of Executive Officers	16
Proposal Four: Advisory Vote on Frequency of Advisory Vote on Compensation of Executive Officers.	17
Executive Officers	18
Compensation Discussion and Analysis	19
Compensation Committee Report	26
Executive Compensation	27
Summary Compensation Table	27
All Other Compensation Table	29
Grants of Plan Based Awards in 2010	30
Employment Agreements with Named Executive Officers	31
Outstanding Equity Awards at 2010 Fiscal Year End	33
Option Exercises and Stock Vested in Fiscal 2010	34
Non-Qualified Deferred Compensation	34
Potential Payments upon Termination	35
Compensation Committee Interlocks and Insider Participation	36
Equity Compensation Plan Information
Security Ownership of Certain Beneficial Owners and Management	37
Section 16(a) Beneficial Ownership Reporting Compliance	38
Certain Relationships and Transactions	39
Miscellaneous	39
Solicitation of Proxies	39
Deadline for Receipt of Stockholder Proposals for our 2012 Annual Meeting	39
Annual Report	40

DEALERTRACK HOLDINGS, INC.
1111 Marcus Ave., Suite M04
Lake Success, New York 11042

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held May 23, 2011

GENERAL INFORMATION

INFORMATION ABOUT THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

We have decided this year to continue to provide access to our proxy materials, including our Proxy Statement and Annual Report on Form 10-K, via the Internet rather than mailing a printed copy to each stockholder. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about March 31, 2011, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to some of our stockholders and posted our proxy materials on the website referenced in the Notice (http://ir.dealertrack.com/2011proxy.cfm). As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

THE ANNUAL MEETING

Our board of directors is soliciting proxies to be used at our Annual Meeting of Stockholders to be held on May 23, 2011. This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being made available to our stockholders on or about March 31, 2011.

PURPOSE OF THE MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting. The proposals are described in more detail in this Proxy Statement.

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXIES

WHO CAN VOTE?

Only stockholders of record at the close of business on March 28, 2011 may vote at the Annual Meeting. As of March 28, 2011, there were 41,080,142 shares of our common stock outstanding.

HOW YOU CAN VOTE

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, American Stock and Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and the proxy materials, including the Proxy Statement and proxy card, were sent directly to you by the company.

Street Name Holders.  If you hold your shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The proxy materials, including the Proxy Statement and voting instruction card, were forwarded to you by the bank or broker holding your account, which is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that bank or broker on how to vote the shares held in your account.

You may vote using one of the following methods:

•
By Mail.   If you received proxy materials by mail, you may vote your shares by mail by marking your proxy card, dating, signing and returning it in the postage-paid envelope provided.  If you received a Notice, you may request a proxy card at any time by following the instructions on the Notice.  If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

•
In Person.   If you are a stockholder of record, you may vote your shares in person by attending the Annual Meeting.  If you are a street name holder, you may vote in person at the Annual Meeting if you have a legal proxy from the bank or broker that holds your shares.  A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf.

•
Via The Internet.   If you received proxy materials by mail, you also can vote through the Internet using the procedures and instructions described on the proxy card.  If you received a Notice, you can vote through the Internet using the procedures and instructions described on the Notice.  Street name holders may vote by Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials.

If the bank or broker that holds your shares does not have discretion to vote shares held in street name on a particular proposal and does not receive voting instructions on how to vote those shares, the bank or broker may return the proxy card without voting on that proposal. This is generally referred to as a “broker non-vote.” Your bank or broker generally may vote without instructions on routine matters such as the ratification of our independent registered public accounting firm. Your bank or broker generally may not vote without instructions on non-routine matters such as the election of directors and executive compensation.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card or vote via the Internet, but do not give voting instructions, the shares represented by that proxy will be voted as our board of directors recommends.

If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the proxy card materials will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we did not know of any other matter to be raised at the Annual Meeting.

HOW YOU CAN ACCESS THE PROXY MATERIALS FOR THE ANNUAL MEETING

Stockholders may access the proxy materials, which include the Notice of Annual Meeting, Proxy Statement (including a form of proxy card) and Annual Report on Form 10-K for the year ended December 31, 2010, on the Internet at http://ir.dealertrack.com/annual-proxy.cfm. We will also provide a hard copy of any of these documents free of charge upon request, which may be sent to Investor Relations, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042, submitted via the form set forth on our Investor Relations site at http://ir.dealertrack.com/contactus.cfm or submitted by calling our Investor Relations department at (888) 450-0478.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will help preserve environmental resources.

Stockholders of Record.    If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to http://ir.dealertrack.com/2011proxy.cfm and following the enrollment instructions.

Street Name Holders.    If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Your election to receive proxy materials by email will remain in effect until you terminate it.

HOW TO REVOKE YOUR PROXY OR CHANGE YOUR VOTE

You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by:

•	Giving written notice of revocation to: Secretary, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042;

•	Submitting another timely proxy or voting instruction card with a later date by mail;

•	Voting again over the Internet prior to 11:59 p.m., Eastern Time, on May 22 , 2011 (or, if you are a street name holder, such earlier time as your bank or broker may direct); or

•
Attending the Annual Meeting and voting in person. If your shares are held in street name, to vote at the Annual Meeting you must obtain a proxy executed in your favor from the holder of record. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.

HOW MANY VOTES YOU HAVE

Each stockholder has one vote for each share of common stock that he or she owned on the record date for all matters being voted on.

QUORUM

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the aggregate number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

VOTES REQUIRED

Election of Directors.   The two nominees for director receiving the highest vote totals will be elected. Abstentions and broker non-votes will have no effect on the election of directors.

Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.   To pass, this proposal must receive a “for” vote of a majority of the votes present and entitled to vote in person or by proxy at the Annual Meeting. Abstentions will have the effect of a vote against the ratification of our independent registered public accounting firm.

Advisory Vote on Compensation of Our Executive Officers.   The affirmative vote of a majority of the votes present and entitled to vote in person or by proxy at the Annual Meeting is required to adopt this advisory resolution. Since this proposal is advisory in nature, the results of this vote are not binding on the board of directors. However, the board will consider the results of this advisory vote when considering future executive compensation decisions.

Frequency of Advisory Votes on Compensation of Our Executive Officers.   Due to the unique nature of this proposal seeking the stockholders’ views on the frequency of future advisory votes on compensation of our executive officers, the voting option (e.g., 1 year, 2 years or 3 years), if any, that receives a majority of the votes present and entitled to vote in person or by proxy at the Annual Meeting will be the option adopted by the stockholders. Since this proposal is advisory in nature, the results of this vote are not binding on the board of directors, whether or not any option receives a majority vote under this voting standard. However, the board will consider the results of this advisory vote when considering how frequently to hold votes on executive compensation in the future.

 ATTENDING THE ANNUAL MEETING

Stockholders of Record.    If you are a stockholder of record and received a Notice, the Notice is your admission ticket. If you are a stockholder of record and received proxy materials by mail, your admission ticket is attached to your proxy card. You will need to bring the Notice or the admission ticket with you in order to be admitted to the Annual Meeting.

Street Name Holders.  If you hold your shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee with you to the Annual Meeting. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy from your bank or broker.

PROPOSAL ONE:
 ELECTION OF DIRECTORS

GENERAL INFORMATION ABOUT OUR BOARD OF DIRECTORS

Each of our directors is elected for a three-year staggered term. The eight members of our board of directors are divided into three classes: Class I, Class II and Class III. One class of directors is elected at each Annual Meeting. The following table shows our current directors, when the term of each class of directors expires and how each director is classified:

Class	Directors

Class I: Term expires 2012 and every three years thereafter	Messrs. Foy, Power and Tischler
Class II: Term expires 2013 and every three years thereafter	Ms. Lane and Messrs. McDonnell and Zwarenstein
Class III: Term expires 2011 and every three years thereafter	Ms. Cirillo-Goldberg and Mr. O’Neil

NOMINEES

The two nominees are listed below. If any nominee is unable or declines unexpectedly to stand for election as a director at the Annual Meeting, proxies will be voted for a nominee designated by the present board of directors to fill the vacancy. Each person elected as a director will continue to be a director until the 2014 Annual Meeting or until a successor has been elected.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends that you vote FOR the election of each nominee listed below:

•	Mary Cirillo-Goldberg

•	Mark F. O’Neil

None of our directors or executive officers is related to another director or executive officer by blood, marriage or adoption. Mr. O’Neil’s employment agreement provides that he shall serve as Chairman of the Board during the term of his agreement. Mr. Tischler was initially appointed to our board of directors pursuant to a stockholders’ agreement, which terminated on our initial public offering and is no longer in effect. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected.

INFORMATION ABOUT NOMINEES FOR ELECTION AS CLASS III DIRECTORS.

 Mary Cirillo-Goldberg, 63, has served on our board of directors since December 2002, and served as lead director from May 2005 to April 2006. Since September 2003, Ms. Cirillo-Goldberg has served as an advisor to Hudson Venture Partners, L.P., a venture capital fund. Ms. Cirillo-Goldberg served as the Chairman and Chief Executive Officer of OPCENTER, LLC, a privately held company that provides help desk, e-commerce and network operations services, from March 2000 to September 2003. From June 1997 through March 2000, she served as Executive Vice President and Managing Director of Bankers Trust Corporation. Ms. Cirillo-Goldberg currently serves as a director of two other public companies: ACE Limited (since 2006) and Thomson Reuters Corporation (since 2005), and served as a director of Health Care Property Investors from 2004 through 2007, Cisco Systems, Inc. from 1998 through 2001, Quest Diagnostics, Inc. from 1996 through 2004 and GlobalServe Corporation, a private company, from 2003-2006.  Our board has determined that Ms. Cirillo-Goldberg’s independence and experience as a director of various public companies, as well as her prior experience as a chief executive officer, qualify her to serve as a member of our board of directors.

Mark F. O’Neil, 52, has served as our Chairman of the Board, President and Chief Executive Officer since May 2005 and has served as a member of the board of directors since August 2001. From August 2001 to May 2005, Mr. O’Neil served as our Chief Executive Officer and President. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly-held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. He also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School. Our board has determined that Mr. O’Neil’s experience as our Chairman of the Board, President and Chief Executive Officer as well as his experience in the automotive retail industry provide him with extensive insight into our operations and qualify him to serve as Chairman of the Board.

INFORMATION ABOUT THE MEMBERS OF OUR BOARD OF DIRECTORS WHOSE TERMS OF OFFICE DO NOT EXPIRE AT THE ANNUAL MEETING

Class I Directors (terms expire at the 2012 Annual Meeting)

James Foy, 64, has served on our board of directors since September 2008. Mr. Foy has been President and Chief Executive Officer of privately held Aspect Software, Inc. and two predecessor companies (Concerto Software, Inc. and Davox Corporation) since 2001. In 1991, he founded Constellation Software, Inc., a technology company, and served as its President and Chief Executive Officer for three years. In 1994, Constellation was acquired by VMark Software, Inc. a predecessor company of Ardent Software, which was subsequently acquired by Informix Corp. Mr. Foy remained with the surviving companies in a variety of senior executive positions including President of Informix until IBM acquired Informix in 2001. Earlier in his career, he was with Prime Computer, Inc. and International Computers Limited (ICL). Mr. Foy serves on the boards of both Aspect Software and privately held Kalido, Inc., an enterprise software company. From 2006 through 2008 Mr. Foy served on the board of Plant/CML, a privately held company that provides crisis communications and response technologies. Our board has determined that Mr. Foy’s independence and experience as the chief executive officer of numerous software companies qualify him to serve as a member of our board of directors.

 James David Power III, 79, has served on our board of directors since June 2002. Mr. Power has spent more than 35 years at, is a founder of and, from 1996 until April 2005, served as the Chairman of the Board of J.D. Power and Associates, a marketing information firm. Mr. Power served as a director of IMPCO Technologies, Inc., a public company, which supplies alternative fuel products to the transportation, industrial and power generation industries, from 2000 to 2008. In 1992, Mr. Power was a recipient of the Automotive Hall of Fame’s Distinguished Service Citation, awarded each year to seven of the industry’s most accomplished leaders. Mr. Power holds honorary doctorate degrees from College of the Holy Cross, California Lutheran University, California State University, Northridge and College Misericordia. He also serves as an adjunct professor of marketing at California State University, Northridge. Mr. Power holds a BA from the College of the Holy Cross and an MBA from The Wharton School of Finance at the University of Pennsylvania. Our board has determined that Mr. Power’s independence and experience founding and building the marketing information firm, J.D. Power and Associates, as well as his extensive experience in the automotive industry, qualify him to serve as a member of our board of directors.

Howard L. Tischler, 57, has served as lead director since April 2006 and on our board of directors since March 2003. Since January 2009, Mr. Tischler has been employed as Chairman and CEO of Enfocel, LLC, a management and online marketing consulting firm.  From September 2005 through December 2008, Mr. Tischler was employed by First Advantage Corporation, where he served as Group President of First Advantage Dealer Services. From 2001 until September 2005, Mr. Tischler was President and Chief Executive Officer of First American Credit Management Solutions, Inc., or CMSI, which was a subsidiary of The First American Corporation, as well as Teletrack, Inc. From 1999 until our acquisition of Credit Online, Inc. from CMSI in 2003, Mr. Tischler was President and Chief Executive Officer of Credit Online. Mr. Tischler currently serves on the Engineering Advisory Board at George Washington University. He holds a BS in Mathematics from the University of Maryland and an MS in Engineering and Operations Research from The George Washington University. Our board has determined that Mr. Tischler’s independence, experience as President and Chief Executive Officer of Credit Online, Inc., an early entrant into DealerTrack’s industry, as well as his extensive experience with First Advantage Dealer Services and CMSI, have provided him with wide knowledge of our industry and qualify him to serve as a member of our board of directors.

Class II Directors (terms expire at the 2013 Annual Meeting)

Ann B. Lane, 56, has served on our board of directors since July 2007. From April 2000 to January 2005, Ms. Lane was Managing Director, Co-Head of Syndicated & Leveraged Finance and Head of Bank Loan Capital Markets at JPMorgan. From 1997 to 2000, Ms. Lane was Managing Director and Global Co-Head of Bank Loan Syndications at Citigroup Inc. From 1995 to 1997, Ms. Lane was Global Industry Head, Aviation and Defense at Citigroup Inc., and from 1982 to 1995, Ms. Lane held a number of senior level positions at Citigroup, including Global Head of Corporate Debt Restructuring. Ms. Lane has been a Board Member of Musical Masterworks in Old Lyme, Connecticut since 2005 and was an Advisory Board Member of the New York City Ballet from 2005 to 2008. Ms. Lane holds a BS in Economics from the University of California at Berkeley. Our board has determined that Ms. Lane’s independence, qualification as an audit committee financial expert and extensive experience as a banking executive, qualify her to serve as a member of our board of directors.

John J. McDonnell Jr., 73, has served on our board of directors since July 2005. Mr. McDonnell has been Chief Executive Officer and a Director of ExaDigm, Inc., a leading innovator of modular IP-based technology, since October 2008. Mr. McDonnell is the founder of TNS, Inc., a leading provider of data communications services to processors of credit card, debit card and ATM transactions worldwide. Mr. McDonnell served as Chairman and Chief Executive Officer of TNS, Inc. from April 2001 to September 2006. Previously, he served as chairman and CEO of PaylinX Corp., a software provider for transaction processing, from November 1999 until it was sold to CyberSource Corp. in September 2000. He remains a director of CyberSource, a publicly held company. Prior to that, Mr. McDonnell was President, Chief Executive Officer and a director of Transaction Network Services, Inc. from the time he founded the company in 1990. Mr. McDonnell is also a founder and director of the Electronic Funds Transfer Association. He was the recipient of KPMG Peat Marwick LLP’s 1997 High Tech Entrepreneur Award and the Rensselaer Polytechnic Institute 2002 Entrepreneur of the Year Award. Mr. McDonnell holds a BS in Electrical Engineering from Manhattan College, a MSEE from Renssalaer Polytechnic Institute and an Honorary Doctorate of Humane Letters from Marymount University. Our board has determined that Mr. McDonnell’s independence, experience as a chairman and chief executive officer of a public company and experience with companies providing transaction processing services and network services, qualify him to serve as a member of our board of directors.

Barry Zwarenstein, 62, has served on our board of directors since November 2007. Since September 2008, Mr. Zwarenstein has been employed by SMART Modular Technologies, Inc., where he serves as Senior Vice President and Chief Financial Officer. From June 2004 through August 2008, Mr. Zwarenstein served as Executive Vice President and Chief Financial Officer for VeriFone Holdings, Inc. Prior to joining VeriFone, Mr. Zwarenstein served as Chief Financial Officer of Iomega Corporation from November 2001 to June 2004, of Mellanox Technologies Limited from January 2001 to June 2001, of Acuson Corporation from October 1998 to December 2000 and of Logitech S.A. from July 1996 to September 1998. Mr. Zwarenstein started his career at FMC Corporation, where he held a variety of financial positions, including, at the time of his departure, Chief Financial Officer for FMC Europe in Brussels, Belgium. Mr. Zwarenstein received a Bachelor of Commerce degree from the University of Natal, South Africa and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. He is qualified as a Chartered Accountant (South Africa). Our board has determined that Mr. Zwarenstein’s independence, qualification as an audit committee financial expert and experience as a chief financial officer of various public companies, qualify him to serve as a member of our board of directors.

BOARD MEETINGS HELD DURING 2010

Our board of directors held ten meetings during 2010 and acted one time by written consent. During 2010, each director attended at least 75% of the board of directors and committee meetings held while such director served as a director and committee member. At each regular meeting of the board of directors, the non-management directors met in executive session with our lead director presiding.

 BOARD INDEPENDENCE

The Nominating and Corporate Governance Committee and our board of directors annually assess the independence of the non-management directors by reviewing the financial and other relationships between the directors and us. This review is designed to determine whether these directors are independent under the criteria established by the NASDAQ Stock Market (“NASDAQ”) for independent board members. The Nominating and Governance Committee and our board of directors have determined that all of our non-management directors (i.e., directors other than Mr. O’Neil) qualify as independent under those standards.

BOARD LEADERSHIP STRUCTURE

Mark O’Neil serves as both Chairman of the Board and Chief Executive Officer. The board of directors believes that having Mr. O’Neil serve in both capacities is in the best interests of the company and its stockholders because it enhances communication between the board and management and allows Mr. O’Neil to more effectively execute the company’s strategic initiatives and business plans and confront its challenges. Mr. O’Neil possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and is best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters. The board believes that the appointment of an independent Lead Director and the use of regular executive sessions of the non-management directors, along with the board’s strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management.  The board of directors has designated Mr. Tischler as the Lead Director.

BOARD OVERSIGHT OF RISK

        Our board of directors oversees our management, which is responsible for the day-to-day issues of risk management. Our board’s committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee focuses on financial risk, such as including the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee manages non-financial business risk, as well as risks associated with corporate governance, board organization, membership and structure. In addition, members of management may report directly to the board of directors on significant risk management issues.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may communicate with any of our directors, including our non-management directors, by writing to them c/o Secretary, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Our Secretary will forward all correspondence to the board of directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within DealerTrack for review and possible response.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

Our board of directors’ policy regarding director attendance at the Annual Meeting is that they are welcome to attend, and that we will make all appropriate arrangements for directors who choose to attend. Mr. O’Neil attended our 2010 Annual Meeting.

 CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct and Ethics is available on our website at www.dealertrack.com. A copy of our Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon request directed to: DealerTrack Holdings, Inc., 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website at www.dealertrack.com.

COMMITTEES

Our board of directors has four standing committees:   Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee. All committee members are non-management directors who, in the opinion of our board of directors, are independent as defined under applicable NASDAQ listing standards. Our board of directors has approved a written charter for each committee which is available at www.dealertrack.com.

Audit Committee.   Our Audit Committee consists of Ms. Lane and Messrs. Zwarenstein and McDonnell. Mr. Zwarenstein serves as chairperson of the Audit Committee. Our board of directors has determined that each member of the Audit Committee is independent and that Ms. Lane and Mr. Zwarenstein are each audit committee financial experts, as defined by SEC rules, and have financial sophistication, in accordance with the applicable NASDAQ listing standards. During 2010, the Audit Committee held twelve meetings.  The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s responsibilities include assisting our board of directors in its oversight and evaluation of:

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our independent registered public accounting firm.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. The Audit Committee also reports to stockholders as required by the SEC (please see page 14).

Compensation Committee.   We have a Compensation Committee consisting of Ms. Cirillo-Goldberg and Messrs. Foy and McDonnell. Mr. McDonnell serves as chairperson of the Compensation Committee. During 2010, the Compensation Committee held six meetings. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our Compensation Committee include:

•	reviewing and recommending approval of compensation of our executive officers;

•	administering our stock incentive and employee stock purchase plans;

•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	reviewing and planning for the succession of the Chief Executive Officer and other key executives.

Our board of directors has determined that each member of the Compensation Committee is independent in accordance with the applicable NASDAQ listing standards. The Compensation Committee also reports to stockholders on executive compensation items as required by the SEC (please see page 26).

Nominating and Corporate Governance Committee.   We have a Nominating and Corporate Governance Committee consisting of Ms. Cirillo-Goldberg and Messrs. Power and Tischler. Mr. Tischler serves as chairperson of the Nominating and Corporate Governance Committee. During 2010, the Nominating and Corporate Governance Committee held four meetings. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and recommending nominees for election to our board of directors;

•	determining committee membership and composition;

•	evaluating non-financial risks to our business; and

•	overseeing the evaluation of our board of directors.

The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the applicable NASDAQ listing standards.

Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the board of directors, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary at 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042. Our Secretary will forward all recommendations to the committee. Stockholders must submit their recommendations on or before January 1, 2012 and provide the following information:

•	the name, address and telephone number of the recommending stockholder;

•	a representation that the stockholder is a record holder of our securities, or evidence of ownership;

•	the number of shares owned by the recommending stockholder and the time period for which such shares have been held;

•	a statement from the recommending stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next Annual Meeting;

•
the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate;

•	a description of all arrangements or understandings between the recommending stockholder and the proposed director candidate;

•	the consent of the proposed director candidate (i) to be named in the proxy statement and (ii) to serve as a director if elected; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

The Nominating and Corporate Governance Committee may consider the following criteria in recommending candidates for election to the board of directors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of the company’s operations; and

•	practical and mature business judgment.

The Nominating and Corporate Governance Committee seeks to recommend candidates that further the objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints. The Nominating and Corporate Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying board candidates.

Investment Committee.   We have an Investment Committee consisting of Ms. Lane and Messrs. Foy and Tischler. Ms. Lane serves as chairperson of the Investment Committee. The Investment Committee was formed in January 2006. The purpose of our Investment Committee is to review investment and acquisition opportunities, approve certain acquisition and investment transactions and also make recommendations to our board of directors. During 2010, the Investment Committee held nine meetings.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2010

Directors who are also employees receive no fees for their services as directors. During 2010, all other directors received the following compensation for their services:

Annual Fee:	$50,000 per director.

Initial Equity Grant:
Options to purchase 30,000 shares of our common stock upon becoming a director. The grant vests in three equal annual installments commencing on the first anniversary of the grant date, subject to the director’s continued service on the board. No Initial Equity Grants were granted in 2010 because no new directors were appointed.

Annual Equity Grant:
Restricted stock units equal to a fixed dollar value of $135,000 are granted each year on the date of our Annual Meeting. This grant vests on the day of the following Annual Meeting, subject to the director’s continued service on the board.

Directors are eligible to participate in the Directors’ Deferred Compensation Plan, a non-qualified retirement plan. The Directors’ Deferred Compensation Plan allows our non-employee directors to elect to defer between zero and 100% of the fees they would otherwise be entitled to receive in cash for services rendered as directors. Amounts deferred under the Directors’ Deferred Compensation Plan are general liabilities of ours and are represented by bookkeeping accounts maintained on behalf of the participants. Such accounts are deemed to be invested in share units that track the value of our common stock. Distributions will generally be made to a participant either following the end of the participant’s service on our board of directors, following a change of control if so elected, or at a specified time elected by the participant prior to the deferral. Distributions will generally be made in the form of shares of our common stock. Our Directors’ Deferred Compensation Plan is intended to comply with Section 409A of the Internal Revenue Code.

Our stock ownership and retention program requires non-employee members of our board of directors to own shares equal in value to four times their annual retainer. Directors are expected to attain the required share ownership level within five years from joining our board of directors.

The following table sets forth our non-management directors’ compensation for 2010.

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards (RSU's) (1)	Option Awards (2)	Total
Mary Cirillo-Goldberg	$50,000	$135,005	$-	$185,005
James Foy	50,000	135,005	-	185,005
Ann B. Lane	50,000	135,005	-	185,005
John J. McDonnell, Jr.	50,000	135,005	-	185,005
James David Power III	50,000	135,005	-	185,005
Howard L. Tischler	50,000	135,005	-	185,005
Barry Zwarenstein	50,000	135,005	-	185,005

(1)	The following chart shows the details for each director’s outstanding restricted common stock and RSU’s as of December 31, 2010, including the grant date fair value of each award.

Name	Restricted Common Stock Grant Date	Number Granted	Grant Date Fair Value	Outstanding Restricted Common Stock / RSU's

Mary Cirillo-Goldberg	5/26/2005	3,500	$17.10	-
	6/14/2006	3,500	21.94	-
	7/11/2007	3,500	39.05	-
	6/03/2008	6,828	19.77	-
	6/17/2009	8,749	15.43	-
	5/24/2010	8,610	15.68	8,610
James Foy	9/19/2008	4,888	20.71	-
	6/17/2009	8,749	15.43	-
	5/24/2010	8,610	15.68	8,610
Ann B. Lane	7/11/2007	3,500	39.05	-
	6/03/2008	6,828	19.77	-
	6/17/2009	8,749	15.43	-
	5/24/2010	8,610	15.68	8,610
John J. McDonnell, Jr.	7/28/2005	3,500	18.00	-
	6/14/2006	3,500	21.94	-
	7/11/2007	3,500	39.05	-
	6/03/2008	6,828	19.77	-
	6/17/2009	8,749	15.43	-
	5/24/2010	8,610	15.68	8,610
James David Power III	5/26/2005	3,500	17.10	-
	6/14/2006	3,500	21.94	-
	7/11/2007	3,500	39.05	-
	6/03/2008	6,828	19.77	-
	6/17/2009	8,749	15.43	-
	5/24/2010	8,610	15.68	8,610
Howard L. Tischler	5/26/2005	3,500	17.10	-
	6/14/2006	3,500	21.94	-
	7/11/2007	3,500	39.05	-
	6/03/2008	6,828	19.77	-
	6/17/2009	8,749	15.43	-
	5/24/2010	8,610	15.68	8,610
Barry Zwarenstein	11/06/2007	2,625	47.98	-
	6/03/2008	6,828	19.77	-
	6/17/2009	8,749	15.43	-
	5/24/2010	8,610	15.68	8,610

(2)
The following chart shows the details for each director’s outstanding options as of December 31, 2010, including the grant date fair value of each option computed in accordance with ASC Topic 718, Compensation- Stock Compensation. For awards granted prior to January 1, 2006, the grant date fair value column represents the intrinsic value recorded under APB 25.

	Option	Number	Exercise	Grant Date	Outstanding Stock Options
Name	Grant Date	Granted	Price	Fair Value	(Exercisable)
James Foy	9/19/2008	30,000	$$20.71	$8.60	20,000
Mary Cirillo-Goldberg	1/30/2003	6,250	2.80	0.00	6,250
	5/26/2005	50,000	12.92	4.18	50,000
Ann B. Lane	7/11/2007	30,000	39.05	17.88	30,000
John J. McDonnell, Jr.	7/28/2005	30,000	17.08	0.92	10,000
James David Power III	6/18/2002	6,250	2.80	0.00	6,250
	5/26/2005	50,000	12.92	4.18	50,000
Howard L. Tischler	5/26/2005	40,000	12.92	4.18	40,000
Barry Zwarenstein	11/06/2007	30,000	47.98	21.44	30,000

AUDIT COMMITTEE REPORT

The Audit Committee of DealerTrack Holdings, Inc. hereby reports as follows:

1.      Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with the company’s management.

2.      The Audit Committee has discussed with the company’s independent registered public accounting firm the overall scope of and plans for its audit. The Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committee), as may be modified or supplemented.

3.      The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, or PwC, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

4.      The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the company’s independent registered public accounting firm, unless entered into pursuant to the pre-approval policies and procedures established by the Audit Committee. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent registered public accounting firm is required to confirm that the provision of such services does not impair their independence.

5.      Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the board of directors of DealerTrack Holdings, Inc. and the board of directors has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Audit Committee,

Barry Zwarenstein (chairperson)
Ann B. Lane
John J. McDonnell, Jr.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees billed by PwC for 2010 and 2009:

	2010	2009
Audit fees (1) :	$967,549	$1,035,700
Audit-related fees (2) :	608,680	507,500
All other fees (3):	1,500	1,500

Total:	$1,577,729	$1,544,700

(1)
Audit fees consisted of audit work performed on our consolidated financial statements, as well as work normally performed by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Audit-related fees consisted of due diligence work related to acquisitions and attestation services not required for statutory or regulatory purposes.

(3)	All other fees are related to work associated with Regulation AB compliance.

All of the audit-related and other services that PwC provided us in 2010 and 2009 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the pre-approval policies and procedures established by the Audit Committee.

PROPOSAL TWO:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected, subject to ratification by our stockholders, PwC to serve as our independent registered public accounting firm for the 2011 fiscal year. Additional information concerning the Audit Committee and its activities with PwC can be found in the “Audit Committee Report” on page 14 and the section titled “Principal Accountant Fees and Services.”

The Sarbanes-Oxley Act of 2002 and Section 10A of the Securities Exchange Act of 1934 require that the Audit Committee of the board of directors be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Ratification by the stockholders of the selection of PwC is not required by law, our bylaws or otherwise. However, the board of directors is submitting the selection of PwC for stockholder ratification to ascertain stockholders’ views on the matter.

A representative of PwC will attend the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Our board of directors recommends that you vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL THREE:
ADVISORY VOTE ON THE COMPENSATION OF EXECUTIVE OFFICERS

General

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve on an advisory, nonbinding basis, the compensation of our named executive officers, as we have described it in the “Executive Compensation” section of this proxy statement, beginning on Page 27.  This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Compensation Philosophy

As described in the section of this proxy statement entitled “Compensation Discussion and Analysis”, our executive compensation program is designed to

•	balance rewards for executives between short-term results and the long-term strategic decisions needed to ensure sustained success for the company and its stockholders over time;

•	attract and retain high-performing executive talent by paying competitive compensation;

•	provide rewards consistent with performance by tying both the annual cash incentive program and the long-term equity incentive program to corporate performance; and

•	provide equity-based long term incentives that align management and stockholder interests.

We seek to provide executive compensation that is competitive with a peer group of companies similar in size to ours. The Compensation Committee uses the peer group compensation data primarily to ensure that salary is targeted at the median and performance based compensation is targeted at the 75%, providing an opportunity for the annual cash bonus and equity value to attain the 75th percentile when targeted performance levels are exceeded. While the peer group market data provide a useful starting point for compensation decisions, the Compensation Committee also takes into account factors such as level of responsibility, prior experience, individual performance, and internal pay relationships in arriving at final compensation decisions. The elements of executive compensation are base salary, annual and long term incentive plans, and annual grants of equity awards. Executive compensation has a high proportion of total direct compensation delivered through pay-for-performance incentive and long-term equity compensation, equating to a greater proportion of at-risk compensation.

Please see our “Compensation Discussion and Analysis” (beginning on page 19), the compensation tables and related narrative disclosures for detailed information about our executive compensation programs, including information about the fiscal 2010 compensation of our named executive officers.

Compensation Adjustments

In an effort to align executive compensation with company performance, the performance metrics in our executive compensation plans include revenue, EBITDA, adjusted net income and total stockholder return.  The objective of these programs is to focus our named executive officers on achieving both short and long-term financial results.  Our financial performance for 2010 ended below expectations, and accordingly each of our named executive officers received only 60% of his or her target bonus amount for 2010.

We are adjusting our compensation program to introduce additional performance-based metrics to our executives’ total annual compensation to ensure that at least 33% of our executives’ incentive awards are performance-based.

Text of Resolution

“RESOLVED, that the stockholders of DealerTrack Holdings, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures.”

This say-on-pay vote is advisory and, therefore, not binding on DealerTrack, our Board, or the Compensation Committee of the Board. Our Board and Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions and arrangements.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FOUR:
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON THE COMPENSATION OF EXECUTIVE OFFICERS

General

The Dodd-Frank Act also enables stockholders to express their views on how frequently DealerTrack should conduct advisory stockholder votes on our executive compensation, such as the say-on-pay vote under Proposal Three of this proxy statement. On the proxy card or voter instruction card distributed with this proxy statement, stockholders have the opportunity to indicate whether they prefer to hold an advisory vote on executive officer compensation every one, two or three years.

After careful consideration, our board of directors has determined that it believes a stockholder advisory vote on executive compensation that is conducted every three years is the appropriate approach for DealerTrack at this time and, therefore, the board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

We believe that the structure of executive compensation arrangements should be in place for a number of years between stockholder advisory votes, in order to allow the board of directors and stockholders time to evaluate the effectiveness of those arrangements. A vote every three years will also allow stockholders to better judge our executive compensation program with respect to our long-term performance.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or abstain from voting when you indicate your preference in response to the resolution set forth below.

Text of Resolution

“RESOLVED, that a non-binding advisory vote of the stockholders of DealerTrack Holdings, Inc. to approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, be held at an Annual Meeting of the Stockholders, beginning with the 2011 Annual Meeting of the Stockholders, every one, two or three years.”

This stockholder vote is advisory and, therefore, not binding on DealerTrack or the Board. The Board will carefully consider and expects to be guided by the alternative that receives the most stockholder support in determining the frequency of future advisory votes on our executive compensation. Notwithstanding the outcome of this stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Recommendation of the Board

Our Board of Directors recommends that you vote for holding an advisory vote once every THREE YEARS to approve the compensation of executive officers.

EXECUTIVE OFFICERS

The following individuals serve as our executive officers:

Name	Age	Title
Mark F. O’Neil	52	Chairman of the Board, President and Chief Executive Officer
Mark Furcolo	49	Senior Vice President, Processing Solutions Group
Ana M. Herrera	54	Senior Vice President, Human Resources
Eric D. Jacobs	43	Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
Richard McLeer	45	Senior Vice President and Chief Information Officer
Raj Sundaram	44	Senior Vice President, Solutions and Services Group
Rick G. Von Pusch	49	Senior Vice President, Sales, Marketing and International

Mark F. O’Neil has served as our Chairman of the Board, President and Chief Executive Officer since May 2005 and has served as a member of the board of directors since August 2001. From August 2001 to May 2005, Mr. O’Neil served as our Chief Executive Officer and President. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980’s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly-held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. He also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School.

Mark Furcolo has served as Senior Vice President, Processing Solutions Group, since February 2011. From December 2008 through its acquisition by us in February 2011, Mr. Furcolo served as the Chief Executive Officer of triVIN, Inc. Mr. Furcolo also held the position of President and Chief Operating Officer of General Systems Solutions, Inc. (GSS), a subsidiary of triVIN, from March of 2007 through the acquisition. Mr. Furcolo served as Vice President and Chief Financial Officer of triVIN from June 1998 through March 2007, and as the Chief Financial Officer of GSS from November 1995 through March 2007. Mr. Furcolo joined GSS in June 1992 as its Controller and Finance Manager. Before joining GSS, Mr. Furcolo served as a commercial loan officer of Fleet Bank from June 1989 to June 1992. Before joining Fleet Bank, Mr. Furcolo was an adjunct faculty member at the University of Rhode Island where he instructed courses on software development. Mr. Furcolo holds a BA and an MBA from the University of Rhode Island.

Ana M. Herrera has served as Senior Vice President, Human Resources since February 2007. From May 2005 to January 2007, Ms. Herrera served as Vice President, Human Resources, of DealerTrack, Inc. From September 2002 to May 2005, Ms. Herrera was Vice President of Human Resources at MeadWestvaco Corporation, where she led the global human resources function for the company’s Consumer Packaging Group. Prior to this, Ms. Herrera spent two years as a consultant, working on a wide range of human resources assignments for a diverse group of clients. Other previous experience includes having served as Vice President of Human Resources for Revlon Consumer Products Corporation’s International Division, and as, first, Director and later Vice President of Human Resources for Duracell Corporation. Ms. Herrera holds a BS in Business Administration from California State Polytechnic University.

Eric D. Jacobs has served as Senior Vice President and Chief Financial Officer since March 2009 and has also served as Chief Administrative Officer and Treasurer since January 2009. From January 2004 through January 2009 Mr. Jacobs served as our Senior Vice President, General Counsel and Secretary. From August 2006 through January 2009 Mr. Jacobs also served as President of DealerTrack Canada, Inc., our Canadian subsidiary, formerly known as dealerAccess Canada, Inc. From April 2002 to December 2003, Mr. Jacobs served as our Vice President, General Counsel and Secretary. Mr. Jacobs was an associate at the international law firm of O’Melveny & Myers LLP where he specialized in general corporate and securities law from August 1998 to April 2002. He also serves as a director of Garden State Consumer Credit Counseling, Inc., a non-profit financial management social service agency.  Prior to becoming an attorney, Mr. Jacobs was an audit manager and CPA at KPMG LLP. Mr. Jacobs holds a BS in Business Administration with a major in Accounting, magna cum laude, from Rider University and a JD, with honors, from the Rutgers School of Law-Newark.

Richard McLeer has served as Senior Vice President and Chief Information Officer since January 2009. From August 2006 through January 2009, Mr. McLeer served as Senior Vice President, Strategy & Development. From April 2005 to August 2006, Mr. McLeer served as Vice President, Credit and Contract Solutions for DealerTrack, Inc., and served as our National Lender Development Manager from February 2001 to April 2005. From 1996 to 2001, Mr. McLeer was Senior Vice President and National Product Director for the Bank of America Auto Group, and previously held a variety of marketing, sales and business development positions at Bank of America. Prior to that, Mr. McLeer worked at Trans Union Corporation from 1993 to 1996. Other previous experience includes two years serving as controller of Ellesse, U.S.A., a division of Reebok, and four years in public accounting. Mr. McLeer holds a BS in Accounting from Hofstra University and is a CPA.

Rajesh (Raj) Sundaram has served as Senior Vice President, Solutions and Services Group, since January 2009. From August 2006 through January 2009, Mr. Sundaram served as Senior Vice President, Dealer Solutions. Mr. Sundaram served as President of Automotive Lease Guide (alg), Inc. and President of Automotive Lease Guide (alg), LLC, from 2002 until its acquisition by us in May 2005, and continued to hold those positions from May 2005 to August 2006. Prior to joining ALG as Vice President and General Manager in 1999, Mr. Sundaram served as Senior Manager, Strategic Planning and Pricing at Nissan North America, Inc. from 1997 to 1999, and held various positions in financial planning including Finance Manager, Infiniti division at Nissan North America, Inc. from 1994 to 1997. Mr. Sundaram previously held roles in the controller’s office of the Ford division of Ford Motor Company from 1991 to 1994. Mr. Sundaram holds a BS and MS in Accounting from the University of Mumbai in India and an MBA in Finance from Lehigh University.

Rick G. Von Pusch has served as Senior Vice President, Sales, Marketing and International, since January 2009. Mr. Von Pusch served as Senior Vice President, Customer Development from August 2006 through January 2009. From April 2006 to August 2006, Mr. Von Pusch served as President of Sales and Marketing at 5Square Systems, a provider of CRM, desking and menu products. Mr. Von Pusch served as Vice President of U.S. Retail Sales at Reynolds and Reynolds Corporation from April 2005 to October 2005, Area Vice President from October 2001 to April 2005 and held various positions in sales and sales management at Reynolds and Reynolds from 1988 to 2001. Mr. Von Pusch also was a sales representative for NCR Corporation from 1985-1987. Mr. Von Pusch holds a BA in Management Information Systems from the University of South Florida.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The board of directors of DealerTrack is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers.  This proposal, known as “say on pay”, provides stockholders with the opportunity to endorse or choose not to endorse our fiscal 2011 executive compensation programs and policies and the compensation we pay our named executive officers.

Although the vote is non-binding, the board of directors and the Compensation Committee will take into account the outcome of the vote when making future decisions about DealerTrack’s executive compensation policies and procedures.

DealerTrack’s compensation program is designed and administered by the Compensation Committee, which is composed entirely of independent directors, and carefully considers many different factors, as described below in this Compensation Discussion and Analysis, or CD&A, in order to provide appropriate compensation for our named executive officers.

The Compensation Committee has designed our compensation program to be competitive with the compensation offered by a peer group of companies identified later in this CD&A.  Targets for base salaries, annual cash incentive and long-term incentive awards for our named executive officers are based on competitive data.  A large proportion of the compensation for the named executive officers is performance-based and is intended to align their interests with those of our stockholders, place more of their compensation at risk and emphasize a long-term strategic view.

Fiscal 2010 was anticipated to be a difficult year for the economy and our business.   The Compensation Committee considered our company’s fiscal 2010 budget and financial performance expectations in designing the fiscal 2010 named executive officer compensation program.

Actual financial performance for the year ended below expectations, and consequently each of our executive officers was paid less than the target amount of his or her fiscal 2010 total direct annual compensation (base salary, target incentive award opportunity and awarded value of stock options and restricted stock units) in alignment with the Committee’s pay-for performance philosophy.  Specifically, each named executive officer received only 60% of his or her target bonus.

In order to focus our named executive officers on key milestones in the company’s long-term strategic growth plan, the Compensation Committee in January 2010 implemented a three year performance-based long-term equity incentive program, with vesting generally tied to the achievement of the following key, strategic goals:

•	company adjusted net income of $24.3 million in 2010.
•	three year total stockholder return (TSR) equal to the 50th percentile of the companies that comprise the NASDAQ Internet Index.

In 2010, based on actual performance, the adjusted net income component of the program achieved a vesting percentage of 51%. The measurement period for the TSR Performance Award does not end until December 31, 2012 and, as such, no awards vested as of December 31, 2010.

The performance metrics in our executive compensation plans include revenue, adjusted EBITDA, adjusted net income and TSR.  The objective of these programs is to focus our executive officers on achieving both short and long-term financial results.

In January 2011, the Compensation Committee directed Frederic W. Cook, an independent compensation consultant, to conduct a review of the company’s compensation programs.  For our 2011 annual grant, we added an additional performance measure requiring that stock options not vest unless the company improves its EBITDA performance between the year issued and the following year. Following implementation of the performance based vesting terms, 67% of our named executive officers’ future equity grants will be based on company performance.

Compensation Discussion and Analysis

This section contains a discussion of the material elements of DealerTrack’s compensation awarded to, earned by, or paid to its named executive officers.  DealerTrack’s named executive officers for fiscal 2010 are the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers at the end of fiscal 2010.

Our executive compensation program is designed and directed by the Compensation Committee of the board of directors.  The Compensation Committee is responsible for establishing with our management DealerTrack’s compensation philosophy.  The company’s compensation philosophy is designed to create value for the stockholders by growing company revenue and adjusted EBITDA, as well as increasing total market capitalization and stock price.  A significant portion of each named executive officer’s total compensation opportunity is directly related to DealerTrack’s stock price performance, as well as other performance factors that measure our progress against our strategic plan.  The Compensation Committee is responsible for overseeing the design and administration of our compensation programs for our executive officers, certain other key employees designated by our Compensation Committee, and the board of directors.

DealerTrack believes that a sound compensation philosophy and strategy serve to align team members and focus the executive team and the entire company on the vision and the achievement of our stated strategic objectives and goals.

The Compensation Committee has established the following objectives in determining the compensation of the executive officers:

•	balance rewards for executives between short-term results and the long-term strategic decisions needed to ensure sustained success for the company and its stockholders over time;

▪	attract and retain high-performing executive talent by paying competitive compensation;

▪	provide rewards consistent with performance by tying both the annual cash incentive program and the long-term equity incentive program to corporate performance; and

▪	provide equity-based long term incentives that align management and stockholder interests.

Peer Group and Benchmarking

In connection with compensation decisions for 2011, the Compensation Committee reviewed the market compensation data of a peer group of companies recommended by Frederic W. Cook, an independent compensation consultant that the Compensation Committee retained. In view of changed circumstances that impacted the appropriate applicability for DealerTrack of our peer companies from prior years, the Compensation Committee updated and expanded the selection of executive compensation benchmarking peers for fiscal year 2011.

In revising our peer group, the Compensation Committee:

▪	increased the number of companies from 11 to 16 in order to minimize the potential impact of outliers when analyzing market data;

▪	removed five companies from the peer group that that were materially larger or smaller than DealerTrack; and

▪	added ten new companies.

Our revised peer group consists of 16 companies, with levels of revenue and market capitalization comparable to DealerTrack.  The six companies remaining from our 2010 peer group are: BlackBaud, Inc., Blackboard, Inc., Digital River, Inc., Radiant Systems, Inc., TNS, Inc. and Websense, Inc. The ten companies we added are: ACI Worldwide, Inc., Art Technology Group, Inc., Bottomline Technologies, Inc., Liquidity Services, Inc., NetSuite, Inc., RightNow Technologies, Inc., S1 Corporation, Synchronnoss Technologies, Inc., Tyler Technologies, Inc. and Wright Express Corporation.

The Compensation Committee uses the peer group compensation data primarily to structure executive salaries such that they are targeted at the median and performance based compensation is targeted at the 75th percentile. This provides an opportunity for the executives’ annual cash bonus and equity value to reach the 75th percentile against our peer group when the company exceeds targeted performance levels. While the peer group market data provide a useful starting point for compensation decisions, the Compensation Committee also takes into account factors such as level of responsibility, prior experience, individual performance, and internal pay relationships in arriving at final compensation decisions. Executive compensation consists of the following elements: base salary; annual and long term incentive plans; and annual grants of equity awards. Executive compensation has a high proportion of total direct compensation that is at risk delivered through pay-for-performance incentive and long-term equity compensation.

Assessment of Company and Individual Performance

Annually, the Compensation Committee, in collaboration with management, establishes the specific revenue and adjusted EBITDA targets that will be used to determine the size of the bonus pool under the company’s annual incentive bonus plan. Both company and individual performance are factored into the determination of total direct compensation levels for the executive officers.

The Compensation Committee meets with the company’s chief executive officer at the beginning of the year to establish the chief executive officer’s performance objectives. At the end of the year, the Compensation Committee reviews the chief executive officer’s achievement of these objectives.  In setting the chief executive officer’s compensation, the Compensation Committee considers the company’s overall performance along with the chief executive officer’s individual performance.

For all other executive officers, our chief executive officer provides our Compensation Committee with a performance assessment and compensation recommendation. The performance evaluation of the other executive officers is based on the achievement of objectives that the chief executive officer establishes after consulting with each executive officer.

Total Compensation Review

Annually, the Compensation Committee reviews each executive officer’s base pay, bonus, and equity incentive awards with the guidance of the Compensation Committee’s independent consultant.  In addition to these compensation elements, the Compensation Committee also reviews the long-term incentive program, the deferred compensation program and the payments that would be required to be paid to the executive officers under various termination and change in control scenarios.

In making compensation decisions, the Compensation Committee considers all elements of executive compensation, whether direct or indirect, as well as current and deferred compensation. This consideration includes severance and change in control provisions, and employee benefits.  The Compensation Committee uses market information to ensure that the compensation program for our executive officers is competitive in our industry and the areas in which we compete for talent, and reflects the scope and responsibilities of each executive’s role.

Components of Executive Compensation for 2010

Base Salary

The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executive officers. The Compensation Committee also believes that having a certain level of fixed compensation allows our executive officers to dedicate their full time business attention to our company. Each executive officer’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive within the marketplace.  Base salaries, however, represent less than 26% of the total direct compensation opportunity for each named executive officer.

Our Compensation Committee reviews base salary levels annually, but only makes adjustments based on performance, market trends and surveys of peer group compensation levels.

The annual base salary for each named executive officer is the primary form of fixed (not at-risk) compensation.  The base salary is set at the market median and is competitive with similar positions at our peer group companies, as described above.  Base salary may be adjusted during the year if a change in the scope of the executive officer’s responsibilities justifies such consideration.

For 2010, the Compensation Committee, based on the chief executive officer’s recommendation, granted our named executive officers salary increases of, on average, 3%. In April 2009 the company instituted a company-wide decrease of 5.29% in base salary for all employees, including all executive officers. The amount of salary lost in 2009 was paid back to all employees and executive officers in a lump sum payment in November 2009. The amounts paid back at such time are included for purposes of calculating the executives’ salary increases from 2009 to 2010.

Annual Incentive Bonus Plan

Annual incentive bonuses are paid to reward achievement of critical shorter term operating, financial, strategic and individual performance objectives that are expected to contribute to stockholder value creation over time.

The Compensation Committee believes variable incentive pay should be a significant portion of each named executive officer’s annual target cash compensation. The company targets annual cash compensation for each named executive officer at the 50th percentile of the peer group described above, with the opportunity for each to earn additional cash compensation upon superior performance.   If the company exceeds its target goals, the annual incentive bonus amount for each executive officer is then targeted at the 75th percentile of the peer group’s annual bonus compensation.

The annual incentive bonus targets are established for the named executive officers each year. In 2010 the named executive officers’ target bonuses ranged from 55% to 85% of their respective base salaries, and their maximum bonuses ranged from 165% to 210% of their respective target bonuses.

Each named executive officer’s bonus award is calculated by multiplying the officer’s annual base salary by the officer’s target award percentage, and multiplying the product by a factor based on the extent to which the company achieved its (a) pre-bonus adjusted EBITDA target and (b) total company revenue target for the year, as described below.  The pre-bonus adjusted EBITDA and total company revenue goals were weighted equally in this determination. This approach is intended to balance the named executives’ focus on growth in both revenues and earnings.  Our board may then decrease this result based on overall company and individual performance.

The Compensation Committee uses pre-bonus adjusted EBITDA as a key metric to review and assess the company’s operating performance and the management team’s performance because it provides useful information with respect to the performance of the company’s fundamental business activities and is also frequently used by equity research analysts and others in the evaluation of the company. Our pre-bonus adjusted EBITDA target for 2010 for purposes of calculating named executive compensation was $57 million. The company was required to achieve a threshold of at least $38.8 million in order for our executive officers to be eligible to receive any credit toward their annual incentive bonuses from adjusted EBITDA.

The pre-bonus adjusted EBITDA bonus pool contribution, which constituted 50% of the total bonus pool contribution, was determined as follows:

2010 Company Pre-Bonus Adjusted EBITDA	Pre-Bonus Adjusted EBITDA Bonus Pool Contribution

Less than $38.8 million	None

$38.8 million	25% of the target bonus pool contribution

Between $45.6 million and $57 million	Prorated between 25% and 100% of the target bonus pool contribution.

$57 million (target)	100% of the target bonus pool contribution

Between $57 million and $64.5 million (above target)	Prorated between 100% and 125% of the target bonus pool contribution.

Over $64.5 million (maximum)	125% of the target bonus pool contribution

The Compensation Committee uses total company revenue as the other key metric to review and assess the company’s operating performance and the management team’s performance because our total revenue reflects the extent to which we have been able to grow our businesses and increase our presence in the markets we serve. Our total company revenue target for 2010 for purposes of calculating named executive compensation was $249.1 million. The company was required to achieve a threshold of at least 90% of this target in order for our executive officers to be eligible to receive any credit toward their annual incentive bonuses from total company revenue.

The total company revenue bonus pool contribution, which constituted the other 50% of the bonus pool contribution, was determined as follows:

2010 Total Company Revenue	Total Company Income Bonus Pool Contribution

Less than $224.2 million (below 90% of target)	None

Less than $224.2 million (90% of target)	25% of the target company bonus pool contribution

Between $224.2 million and $249.1 million	Prorated between 25% and 100% of the target bonus pool contribution.

$249.1 million (target)	100% of the target company bonus pool contribution

Between $249.1 million and 261.6 million (above target)	Prorated between 100% and 125% of the target bonus pool contribution.

Over $261.6 million (maximum)	125% of the target company bonus pool contribution

For fiscal 2010, our total company revenue was $243.8 million and our pre-bonus adjusted EBITDA was $50.2 million.  Based on the formula set forth in the preceding paragraph and these results, the company bonus pool would have been funded at 78% of target. However, based on company performance, the Compensation Committee reduced the overall bonus pool to 70% of target.

Our Compensation Committee has the ability to reduce the bonus awarded to each executive officer depending on its assessment of performance. In making this assessment for executive officers other than our chief executive officer, the Compensation Committee also considers input from our chief executive officer. For 2010 the Compensation Committee reduced each executive officer’s (including our chief executive officer’s) bonus award negatively, to 60% of their respective target bonuses.

Annual Equity Grants

In order to align the executive officers’ interests with our stockholders’, each executive officer receives an annual equity grant. Our Compensation Committee reviewed and considered competitive market information at or near the 75th percentile for total direct compensation. The following factors were also considered in determining the level of long-term incentives awarded to the executive officers:

▪	the executive’s performance;

▪	the executive’s potential future contributions to the company;

▪	the current compensation of the executive; and

▪	the current overall value of the executive’s long-term incentives.

The Compensation Committee uses non-qualified stock options instead of incentive stock options in order to preserve the company’s compensation expense tax deduction. For 2010, approximately 34% of the named executive officers’ equity incentive award value was granted in the form of restricted stock units, approximately 30% in the form of stock options and approximately 36% in the form of performance based stock units.  In 2011, the company introduced a performance based vesting component to the stock option grants.

The annual equity grants also serve as a retention tool because they vest and are earned through service with the company over a four-year period. The options have a seven-year life. These equity grants further the long-term perspective necessary for continued success of the business.  The split between award types balances the objectives of retention (for example, time vested restricted stock) and stock price appreciation (for example, stock options, which only have value to the extent that the stock price appreciates from the date of grant).

The Compensation Committee typically approves the company’s annual equity grants at its first regularly scheduled meeting of a given year.  Option grants to new hires are generally approved at the first regularly scheduled Compensation Committee meeting that follows the date of hire. In 2010 the Compensation Committee adopted an equity grant policy under which equity grants are granted on the fifth business day each quarter after earnings are released.

All equity grants to our named executive officers in 2010 were made pursuant to our Amended and Restated 2005 Incentive Award Plan.

Stock Ownership Requirements

The Compensation Committee has implemented stock ownership requirements for members of the senior management team, including all vice presidents and executive officers, that require these individuals to hold shares equal to the lesser of (a) a multiple of their respective base salaries and (b) a fixed number of shares.  Our chief executive officer is required to hold shares with a value equal to six times his base salary, and the other named executive officers are required to hold shares with a value equal to two times their respective base salaries.

Each executive officer is expected to attain his or her stock ownership level within five years of becoming an executive officer. Stock options are not included in determining compliance with this share ownership requirement. Named executive officers are expected to retain 25% of the net after-tax shares acquired through the exercise of stock options until they achieve their minimum share ownership positions. The Compensation Committee annually reviews compliance with the stock ownership requirements. Shares acquired through the company’s Employee Stock Purchase Plan are credited toward the stock ownership requirement.

As of the end of 2010, our chief executive officer and the other named executive officers each met the stock ownership requirements.

Long-Term Equity Incentive Program

In February 2010, the Compensation Committee implemented a performance-based long-term equity incentive program and made grants of performance stock units to the named executive officers. These grants were targeted to deliver total direct compensation (annual base salary, annual bonus awards and long-term incentives) at the 75th percentile of our peer group if the company achieves performs exceptionally. These grants will be fully earned and vest only if during the three fiscal year measurement period: (i) we achieve our Adjusted Net Income Performance and Total Stockholder Return targets as set forth below; and (ii) the executive officer remains continuously employed with the company through January 31, 2013.

50% of the Performance Stock Units (the “Adjusted Net Income Units”) will be eligible for vesting only to the extent the relevant Adjusted Net Income targets are met.

The Actual Net Income Payout will be determined as follows:

2010 Company Adjusted Net Income	Annual Net Income Payout

$26,700,000 or greater	125% of the Target Adjusted Net Income Award

$24,300,000- $26,699,999	100% of the Target Adjusted Net Income Award

$20,700,000- $24,299,999	25% of the Target Adjusted Net Income Award

Below $20,700,000	None

Based on the adjusted net income performance for fiscal year 2010, the Actual Net Income Payout will be at 51 % of the target payout.

The other 50% of the Performance Stock Units (the “TSR Units”) will be eligible for vesting only to the extent the relevant total stockholder return (TSR) targets are met.  If the target TSR measurement is achieved, the executive will be eligible to vest in the TSR Units (the “Target TSR Award”).  The number of actual TSR Units that will be eligible to be paid to the executive, subject to his or her continued employment (the “Actual TSR Payout”), if any, is determined based on the company’s TSR for the three period ending December 31, 2012 (the “TSR Performance Period”).

The Actual TSR Payout will be determined as follows:

Total Stockholder Return During TSR Performance Period	Actual TSR Payout

75th percentile or greater	150% of Target TSR Reward

50th – 74th percentile	100% of Target TSR Award

25th percentile or below	None

Employment Agreements

The company has entered into employment agreements with each of the named executive officers that provide for severance equal to twelve months of base salary in the event of termination without cause or resignation for good reason, payable on the sixtieth day following the severance date.  However, in the event that the executive’s termination of employment is within twelve months of a change in control, the severance amount is increased to twenty-four months of base salary.

There were no changes or amendments to the company’s employment agreements in 2010.  However, the Compensation Committee approved a change in the employment agreements for future executives, which will exclude the provision of a tax gross-up payment in the event the executives become subject to the 20% golden parachute excise tax.   Accordingly, the company’s employment agreement with Mark Furcolo, an executive officer that joined the company through our recent acquisition of triVIN Holdings, Inc., does not have a tax gross-up payment provision.

Additionally, the company’s employment agreements provide for limited accelerated vesting of equity grants (other than performance-based restricted common stock) in the event of a termination of employment by the company without cause or by the named executive officer for good reason. In return, each executive covenants not to compete or solicit the company’s employees for one year from the date of termination.

The employment agreements also provide change in control benefits. In the event we undergo a change of control, the employment agreements provide for 36 months of accelerated vesting for time-based stock option and restricted common stock grants and full vesting of such grants in the event of termination within twelve months of the change of control. The performance-based restricted common stock grants provide for full acceleration upon a change in control. We believe that it is important to provide for accelerated vesting because equity grants provide such a high proportion of the total compensation. Very often, members of senior management lose their jobs in connection with a change of control. By agreeing up front to protect the named executive officers from losing their equity in the event of a change in control, we believe we can reinforce and encourage the continued attention and dedication of the executive officers to their assigned duties without distraction in the face of an actual or threatened change of control. This protection also aligns the interests of the named executive officers with that of the stockholders.  The employment agreements also provide for a tax gross-up payment to the named executive officers in the event they become subject to the 20% golden parachute excise tax.

Please see page 31 for more information regarding the material terms of the named executive officers’ employment agreements.

Perquisites

We believe that cash and equity compensation are the two key components in attracting and retaining management talent and therefore do not provide any perquisites other than relocation expenses. For the 2010 fiscal year, no relocation expenses were paid on behalf of our named executive officers.

Deferred Compensation Plan

We have a deferred compensation plan that allows the named executive officers to defer bonus compensation by investing it in deferred stock units based on the fair market value of the common stock on the date the bonuses would otherwise be paid. This plan provides a tax effective means of allowing the executive officers to invest in the stock and fulfills the objective of encouraging equity ownership. None of our named executive officers elected to have any portion of their 2010 bonuses deferred.

401(k) Plan

We maintain a 401(k) plan that covers substantially all of our employees. The 401(k) plan is an essential part of the retirement package needed to attract and retain employees in our industry. The 401(k) plan permits employees to contribute up to the lesser of 60% of earnings or the annual dollar limit prescribed by law. The company provides a matching contribution, the amount of which is determined at our discretion. For 2010, the matching contribution was 25% of each employee’s contribution up to 6% of eligible pay, subject to Internal Revenue Code limitations. In addition, an additional company match may be earned based solely on the overall financial performance of the company. For 2010 the company provided an additional discretionary match equal to 70% of the matching contribution that was already provided.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain tests are met. The Compensation Committee’s general intent is to design and administer our executive compensation programs to preserve the deductibility of compensation payments to named executive officers. However, our goal of preserving the deductibility of compensation is secondary in importance to achievement of the company’s compensation objectives. We believe that the potential increased tax liability is of insufficient magnitude to warrant alteration of our current executive compensation programs, which we believe are achieving our desired compensation objectives while retaining our flexibility to exercise judgment in assessing our named executive officers’ performances.

COMPENSATION COMMITTEE REPORT

This report is submitted by the Compensation Committee of the board of directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be considered soliciting material or deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Mary Cirillo-Goldberg
James D. Foy
John J. McDonnell, Jr.  (chairperson)

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Stock Options (3)	Non-Equity Incentive Comp (4)		All Other Compensation (6)	Total
Mark F. O'Neil	2010	$522,100	-	$1,799,994	$760,840	$266,271		$6,657	$3,355,862
Chairman and Chief Executive Officer	2009	$505,328	$19,672	$940,800	$877,743	$350,800		$4,419	$2,698,762
	2008	$525,000	-	-	$998,400	-	(5)	$6,750	$1,530,150

Eric D. Jacobs	2010	$300,000	-	$544,671	$230,573	$108,000		$7,012	$1,190,256
Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer (7)	2009	$268,064	$10,436	$352,800	$316,963	$147,200		$4,539	$1,100,002
	2008	$278,500	-	-	$449,280	$68,900		$6,750	$803,430

Raj Sundaram	2010	$300,000	-	$544,671	$230,573	$108,000		$30,602	$1,213,846
Senior Vice President, Product Management & Customer Support	2009	$268,064	$10,436	$352,800	$365,726	$131,400		$77,931	$1,206,357
	2008	$278,500	-	-	$399,360	$61,300		$116,937	$856,097

Rick Von Pusch	2010	$256,000	-	$508,662	$230,573	$84,513		$6,105	$1,085,953
Senior Vice President, Sales, Marketing and International	2009	$247,851	$9,649	$352,800	$365,726	$111,300		$4,381	$1,091,707
	2008	$257,500	-	-	$399,360	$42,500		$6,750	$706,110

Richard McLeer	2010	$250,000	-	$436,064	$192,165	$82,500		$4,250	$964,979
Senior Vice President, Chief Information Officer	2009	$240,632	$9,368	$294,000	$316,963	$110,100		$4,262	$975,325
	2008	$235,000	-	-	$269,568	$35,250		$4,700	$544,518

(1)
In April 2009, the company instituted a company-wide decrease of 5.29% in base salary for all employees, including all executive officers. The amount of salary lost in 2009 was paid back to all employees, including the executive officers, in a lump sum payment in November 2009. The amounts shown for 2009 in this column represent the amount of the salary reduction paid back to each named executive officer.

(2)
This column represents the aggregate grant date fair value of restricted stock unit and performance stock unit awards and does not correspond to the actual value that will be recognized by the named executive officers. Fair value is calculated using the closing price of our common stock on the date of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 11 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010. Under general accounting principles, stock-based compensation expense is generally recognized over the vesting periods applicable to the awards.  The SEC’s disclosure rules through 2009 required that the company present stock award and option award information for 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year the company could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year).  However changes in the SEC’s disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to 2008 on a similar basis as the 2009 and 2010 presentations using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest).  Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock award and option awards in 2008 differ from the amounts previously reported in our Summary Compensation Table for 2008.  As a result, each named executive officer’s total compensation amounts for 2008 also differ from the amounts previously reported in our Summary Compensation Table for 2008.

(3)
This column represents the aggregate grant date fair value of stock options granted in such year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 11 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010. See the Grants of Plan-Based Awards Table for information on options granted in 2010. These amounts reflect the grant date fair value for these awards, and do not correspond to the monetary value that will be recognized by the named executive officers.  As described in footnote (2) above, the amounts shown in this column for 2008 are presented on a similar basis as the 2009 and 2010 presentations using the grant date fair value of the awards as required under recent changes in the SEC rules and differ from the amounts reported in our Summary Compensation Table for 2008.

(4)	The amounts shown include awards earned under our annual incentive bonus plan in the fiscal year although such amounts are payable in the following year.

(5)
Mr. O’Neil notified the Compensation Committee that he did not wish to be considered for a bonus pursuant to our annual incentive bonus plan for 2008 due to overall company performance.  No other form of compensation was provided in lieu of Mr. O’Neil’s forgone bonus.

(6)	See the table below for a listing and description of each component of All Other Compensation.

(7)
Mr. Jacobs became DealerTrack’s Senior Vice President and Chief Administrative Officer as of January 5, 2009.  Mr. Jacobs also assumed the role of Chief Financial Officer and Treasurer on March 2, 2009.  Mr. Jacobs served as DealerTrack’s Senior Vice President, General Counsel and Secretary in 2008.

ALL OTHER COMPENSATION TABLE

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Year	401(k) Match / Contribution(1)	Tax Gross-Up		Relocation		Other		Total
Mark F. O’Neil	2010	$6,657	$—		$—		$—		$6,657
	2009	1,969	—		—		2,450		4,419
	2008	6,750	—		—		—		6,750
Eric D. Jacobs	2010	7,012	—		—		—		7,012
	2009	2,089	—		—		2,450		4,539
	2008	6,750	—		—		—		6,750
Raj Sundaram	2010	5,312	—		—		25,290	(4)	30,602
	2009	2,089	8,392	(2)	14,000	(3)	53,450	(4)	77,931
	2008	5,893	13,815	(2)	24,000	(3)	73,229	(4)	116,937
Rick Von Pusch	2010	6,105	—		—		—		6,105
	2009	1,931	—		—		2,450		4,381
	2008	6,750	—		—		—		6,750
Richard McLeer	2010	4,250	—		—		—		4,250
	2009	1,875	—		—		2,387		4,262
	2008	4,700	—		—		—		4,700

(1)
This column reports our matching contributions to the named executives’ 401(k) savings accounts of up to 3.0% of salary in 2008 and the first three months of 2009, and 1.5% of salary in 2010, subject up to the limitations imposed under IRS rules. These contributions vest over a five year period.  As part of company-wide cost reduction initiatives, matching contributions for all employees, including the named executive officers, were eliminated for the period of April 1, 2009 through December 31, 2009. The company later made a discretionary contribution of 1% of base salary and commissions for all employees, including all named executive officers, for 2009.  The amount of this discretionary contribution is included in the “Other” column of this table. In 2011 the company provided an additional match equal to 70% of the matching contribution that was already provided in 2010, based on the company’s performance in 2010.

(2)	These amounts represent amounts reimbursed for the payment of taxes on imputed income for Mr. Sundaram’s relocation expenses.

(3)
These amounts represent relocation expenses paid by the company including (a) for 2009 $14,000 reimbursement for higher property taxes paid; and (b) for 2008 (i) $10,000 temporary car allowance and (ii) $14,000 reimbursement for higher property taxes paid.

(4)
These amounts include reimbursements of $25,290 in 2010, $51,000 in 2009 and $73,229 in 2008 pursuant to Mr. Sundaram’s employment agreement for interest due on a loan from Automotive Lease Guide (alg), LLC, his prior employer and the company from which we purchased substantially all of the assets of ALG.

Please see the discussions under “Components of Executive Compensation for 2010”, above, and “Employment Agreements With Named Executive Officers”, below, for a discussion of the material factors necessary to an understanding of the information disclosed in this table.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table provides information about equity and non-equity awards granted to the named executive officers in 2010:

												Grant Date
												Fair Value
									All Other		Exercise or	of Stock
			Estimated Possible Payouts Under			Estimated Possible Payouts Under			Stock	All Other	Base Price	and Option
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Awards Or	Option	of Option	Awards
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards	Awards	and
Name	Description	Date	($)	($)	($)				(3)	(4)	(5)	RSU’s (6)
Mark F. O'Neil	2005 Incentive Plan	3/2/2010	332,839	443,785	931,949	7,319	58,550	80,507	52,350	120,640	$15.13	$2,560,834
Eric D. Jacobs	Corporate Incentive Plan	3/2/2010	135,000	180,000	333,000	1,995	15,960	21,945	17,840	36,560	15.13	775,244
Raj Sundaram	Corporate Incentive Plan	3/2/2010	135,000	180,000	333,000	1,995	15,960	21,945	17,840	36,560	15.13	775,244
Rick Von Pusch	Corporate Incentive Plan	3/2/2010	105,641	140,855	232,411	1,995	15,960	21,945	15,460	36,560	15.13	739,235
Richard McLeer	Corporate Incentive Plan	3/2/2010	103,125	137,500	233,750	1,598	12,780	17,573	14,280	30,470	15.13	628,229

(1)
These columns show the potential value of the payout of the annual cash incentive bonuses for 2010 performance for each named executive officer if the minimum, target and maximum performance levels are achieved. The potential payout is performance based and driven by company and individual performance. The actual amount of the annual cash incentive bonuses paid for 2010 performance is shown in the Summary Compensation Table under the “Non-Equity Plan Compensation” column.

(2)
These columns show the potential value of the grants provided to each named executive officer under our equity incentive plan for 2010 performance if the minimum, target and maximum performance levels are achieved. The potential vesting is performance based and driven by company and individual performance.

(3)
This column shows the number of restricted stock units granted in 2010 to the named executive officers pursuant to the company’s Third Amended and Restated 2005 Incentive Award Plan. 25% of these awards vest each year on the anniversary of the grant date, such that 100% of the awards subject to the grant will be fully vested four years after the grant date.

(4)
This column shows the number of stock options granted in 2010 to the named executive officers pursuant to the company’s Third Amended and Restated 2005 Incentive Award Plan. 25% of the shares subject to the options vest on the one year anniversary of the date of grant, and 1/36th of the remaining shares subject to the options vest each month thereafter, such that 100% of the shares subject to the options will be fully vested four years after the date of grant.

(5)
This column shows the exercise price for the stock options granted during 2010. All option awards granted during 2010 were granted under the DealerTrack Holdings, Inc. Third Amended and Restated 2005 Incentive Award Plan.

(6)	This column shows the grant date fair value of stock options and restricted stock units granted to the named executive officers during 2010.

Please see the discussions under “Components of Executive Compensation for 2010”, above, and “Employment Agreements With Named Executive Officers”, below, for a discussion of the material factors necessary to an understanding of the information disclosed in this table.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Each of our named executive officers has entered into a written employment agreement with us or one of our subsidiaries that governs the terms and conditions of his employment. Each employment agreement with respect to the named executive officers provides:

•
The initial term of employment for each of Mr. O’Neil, Mr. Jacobs, Mr. Sundaram, Mr. Von Pusch and Mr. McLeer ended on August 8, 2008 and was automatically renewed for successive one-year periods according to its terms. Each agreement will continue automatically to be extended for additional one-year periods unless either party notifies the other of non-extension at least 60 days prior to the end of a term.

•	The annual base salary for 2011 and 2010 for each of the named executive officers is as follows:

	2011	2010
Mark F. O’Neil	$522,100	$522,100
Eric D. Jacobs	$300,000	$300,000
Raj Sundaram	$300,000	$300,000
Rick Von Pusch	$256,100	$256,100
Richard McLeer	$250,000	$250,000

•
Each named executive officer is eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, is determined based upon our performance relative to certain performance benchmark targets as described above under “Annual Incentive Bonus.”

•
Each named executive officer is prohibited from competing with us or soliciting our employees or customers during the term of his employment and for a period of two years thereafter, and from disclosing our confidential or proprietary information indefinitely.

•
In the event that a named executive officer’s employment is terminated by us without “cause,” death or disability, or by the executive for “good reason,” the named executive officer will be entitled to be reimbursed for COBRA payments for a period of one year following termination and to continue to be paid his base salary for a period of one year following termination, however, if the termination is following a change in control, he will continue to be paid his base salary for a period of two years. Additionally, the named executive officer shall be entitled to receive a pro rata annual bonus based on the percentage of the year worked through the date of termination. Notwithstanding the foregoing, in no event will any named executive officer be entitled to receive any such payment or benefits after he or she violates any non-compete, non-disclosure or non-solicit covenant. “Cause” means any of the following: (i) the executive officer’s conviction for a felony, commission of fraud or embezzlement upon us; (ii) the executive officer’s commission of any willful act intended to injure our reputation, business, or business relationships; (iii) the refusal or failure to perform his duties with us in a competent and professional manner (in certain cases, with a cure period of ten business days); or (iv) the refusal or failure of the executive officer to comply with any of his material obligations under his employment agreement (in certain cases, with a cure period of ten business days). “Good reason” means any of the following: (i) a material breach by us of an executive officer’s employment agreement or in connection with our stock incentive plans (which has not been cured within the allotted time); (ii) a material reduction of an executive officer’s title or duties or the assignment to the officer of any duties materially inconsistent with his or her then current position; (iii) any material reduction in the executive officer’s salary or benefits; (iv) the failure of any successor entity to assume the terms of the executive officer’s employment agreement upon a “change of control”; or (v) relocation of the officer’s location a distance of at over fifty miles; or (vi) if we do not renew the executive officer’s employment agreement upon its expiration.

•
In the event that a named executive officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the named executive officer shall be credited with twenty-four months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan. Upon a “change of control,” the named executive officer shall automatically be credited with thirty-six months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan. Further, in the event that, within twelve months following a change of control, a named executive officer’s employment is terminated or his position is eliminated or he experiences a material negative change in his compensation or responsibilities or he is required to be based at a location more than 50 miles from his current work location, any remaining unvested options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan shall become fully vested. “Change of control” means any of the following: (i) certain transactions or series of transactions in which a third party directly or indirectly acquires more than 50% of the total combined voting power of our securities (other than through registered public offerings, employee benefit plans and transactions with affiliates); (ii) over a two year period, our directors who were nominated by our stockholders or elected by our board cease to constitute a majority of our board; (iii) a merger, consolidation, reorganization, business combination, sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in which our voting securities outstanding immediately before the transaction cease to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, or after which a person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be deemed to beneficially own 50% or more of combined voting power of the successor entity solely as a result of the voting power held in us prior to the consummation of the transaction; or (iv) our stockholder’s approval of a liquidation or dissolution. In the case of those named executive officers who have entered into employment agreements with one of our subsidiaries rather than with the parent company, “change of control” also means the occurrence of any of the above with respect to such subsidiary.

•
Each named executive officer is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on the severance payment under the named executive officer’s employment agreement in the event any payment or benefit to the named executive officer is considered an “excess parachute payment” and subject to an excise tax imposed by Section 4999 of the Internal Revenue Code.

Mr. Sundaram’s employment agreement contains the following additional provisions:

•
Eligibility to receive additional compensation payable in the form of a note based on the fiscal performance of certain data products. The note, when and if issued, accrued interest monthly and was paid in full on June 30, 2010.

•	A separate Unfair Competition and Nonsolicitation Agreement in which he agreed not to solicit from or compete with our ALG business for a period of ten years from May 25, 2005.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

The following table provides information on the current holdings of equity awards by the named executive officers. This table includes unexercised and unvested option awards; unvested restricted common stock; unvested restricted stock units and restricted common stock with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table, based on the award grant date.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Inventive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Mark F. O’Neil	01/16/2002	164,941	-	$3.12	01/15/2012	02/06/2007	10,000	$200,700
	05/03/2004	189,953	-	$2.80	05/02/2014	08/08/2007	2,500	$50,175
	08/18/2004	167,000	-	$2.80	08/17/2014	01/27/2009	60,000	$1,204,200
	05/26/2005	125,000	-	$12.92	05/25/2015	03/02/2010	52,350	$1,050,665
	01/27/2006	90,000	-	$20.68	01/26/2016	03/09/2010			58,550	$1,175,099
	02/06/2007	38,332	1,668	$28.73	02/05/2017
	08/08/2007	8,333	1,667	$38.98	08/07/2014
	01/24/2008	70,837	29,163	$24.50	01/23/2015
	01/27/2009	86,250	93,750	$11.76	01/26/2016
	03/02/2010	-	120,640	$15.13	03/01/2017

Eric D. Jacobs	05/15/2002	8,250	-	$2.80	05/14/2012	02/06/2007	2,250	$45,158
	01/30/2003	5,753	-	$2.80	01/29/2013	08/08/2007	1,250	$25,088
	01/30/2004	45,000	--	$2.80	01/29/2014	01/27/2009	22,500	$451,575
	08/18/2004	50,000	-	$2.80	08/17/2014	03/02/2010	17,840	$358,049
	05/26/2005	50,000	-	$12.92	05/25/2015	03/09/2010			15,960	$320,317
	01/27/2006	20,000	-	$20.68	01/26/2016
	02/06/2007	8,624	376	$28.73	02/05/2017
	08/08/2007	4,166	834	$38.98	08/07/2014
	01/24/2008	31,875	13,125	$24.50	01/23/2015
	01/27/2009	31,145	33,855	$11.76	01/26/2016
	03/02/2010	-	36,560	$15.13	03/01/2017

Raj Sundaram	05/26/2005	25,000	-	$12.92	05/25/2015	02/06/2007	2,250	$45,158
	01/27/2006	10,000	-	$20.68	01/26/2016	08/08/2007	1,250	$25,088
	11/02/2006	20,000	-	$25.39	11/01/2016	01/27/2009	22,500	$451,575
	02/06/2007	8,624	376	$28.73	02/05/2017	03/02/2010	17,840	$358,049
	08/08/2007	4,166	834	$38.98	08/07/2014	03/09/2010			15,960	$320,317
	01/24/2008	28,337	11,663	$24.50	01/23/2015
	01/27/2009	35,937	39,063	$11.76	01/26/2016
	03/02/2010	-	36,560	$15.13	03/01/2017

Rick Von Pusch	11/02/2006	20,000	-	$25.39	11/01/2016	02/06/2007	2,000	$40,140
	02/06/2007	7,666	334	$28.73	02/05/2017	08/08/2007	1,250	$25,088
	08/08/2007	4,166	834	$38.98	08/07/2014	01/27/2009	22,500	$451,575
	01/24/2008	28,337	11,663	$24.50	01/23/2015	03/02/2010	15,460	$310,282
	01/27/2009	35,937	39,063	$11.76	01/26/2016	03/09/2010			15,960	$320,317
	03/02/2010	-	36,560	$15.13	03/01/2017

Richard McLeer	08/18/2004	3,973	-	$2.80	08/17/2014	02/06/2007	1,500	$30,105
	05/26/2005	5,000	-	$12.92	05/25/2015	08/08/2007	1,250	$25,088
	01/27/2006	8,000	-	$20.68	01/26/2016	1/27/2009	18,750	$376,313
	02/06/2007	5,749	251	$28.73	02/05/2017	03/02/2010	14,280	$286,600
	08/08/2007	4,166	834	$38.98	08/07/2014	03/09/2010			12,780	$256,495
	01/24/2008	19,125	7,875	$24.50	01/23/2015
	01/27/2009	31,145	33,855	$11.76	01/26/2016
	03/02/2010	-	30,740	$15.13	03/01/2017

(1)	These awards vest in four equal annual installments from date of grant.

(2)	The market value is based on the closing price of our common stock as of December 31, 2010, which was $20.07.

(3)
These are performance based restricted common stock awards that vested in full on January 31, 2010, provided that the executive officer remained employed on such date. The amount that vests at such time will be subject to the achievement of certain pre-established performance goals related to 2010 adjusted net income and our stock’s performance during the three year period ending December 31, 2012. See page 24 - Long Term Equity Incentive Program.

(4)
The market value is based on the closing price of our common stock as of December 31, 2010, which was $20.07, without taking any discounts and assuming that adjusted net income and total stockholder return targets are achieved.

Option Vesting Schedule

Except for grant dates set forth below, the vesting schedule for stock options is 25% of the shares subject to the option vest on the one year anniversary of the date of grant, and 1/36th of the remaining shares subject to the option vest each month thereafter, such that 100% of the shares subject to the option will be fully vested four years after the date of grant.

Stock Option Grant Date	Vesting Schedule
January 30, 2003	The vesting commencement date was January 1, 2003.
January 30, 2004	10,000 options vested immediately for Mr. Jacobs. The remaining options began vesting on January 1, 2004.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	On Exercise	Vesting	on Vesting
Mark F. O’Neil	0	$0	97,928 (3)	$1,761,354
Eric D. Jacobs	10,000 (1)	$175,489	30,170 (4)	$542,805
Raj Sundaram	0	$0	26,419 (5)	$478,562
Rick Von Pusch	0	$0	19,918 (6)	$361,376
Richard McLeer	15,000 (2)	$258,000	18,335 (7)	$329,452

(1)	Mr. Jacobs exercised 10,000 stock options on December 15, 2010. The exercise price for these options was $2.80 and the price of our stock when the options were exercised was $20.35.

(2)
Mr. McLeer exercised 721 stock options on October 15, 2010; 4,279 stock options on October 18, 2010; 5,000 stock options on December 7, 2010; and 5,000 stock options on December 22, 2010. The exercise price for all of these options was $2.80 and the prices of our stock when the options were exercised were $19.00, $19.00, $20.00 and $21.00 respectively.

(3)
These shares vested upon the lapse of restricted common stock. 28,750 shares lapsed on January 27, 2010, 56,678 shares lapsed on January 31, 2010, 10,000 shares lapsed on February 6, 2010 and 2,500 shares lapsed on August 8, 2010.

(4)
These shares vested upon the lapse of restricted common stock. 10,000 shares lapsed on January 27, 2010, 16,670 shares lapsed on January 31, 2010, 2,250 shares lapsed on February 6, 2010 and 1,250 shares lapsed on August 8, 2010.

(5)
These shares vested upon the lapse of restricted common stock. 8,750 shares lapsed on January 27, 2010, 11,669 shares lapsed on January 31, 2010, 2,250 shares lapsed on February 6, 2010, 1,250 shares lapsed on August 8, 2010 and 2,500 shares lapsed on November 2, 2010.

(6)
These shares vested upon the lapse of restricted common stock. 7,500 shares lapsed on January 27, 2010, 6,668 shares lapsed on January 31, 2010, 2,000 shares lapsed on February 6, 2010, 1,250 shares lapsed on August 8, 2010 and 2,500 shares lapsed on November 2, 2010.

(7)
These shares vested upon the lapse of restricted common stock. 7,250 shares lapsed on January 27, 2010, 8,335 shares lapsed on January 31, 2010, 1,500 shares lapsed on February 6, 2010 and 1,250 shares lapsed on August 8, 2010.

NONQUALIFIED DEFERRED COMPENSATION

We have a deferred compensation plan that allows the executive officers to defer up to 100% of annual bonus earnings by investing it in deferred stock units based on the fair market value of the common stock on the date the bonuses would otherwise be paid. None of our named executive officers elected to defer any portion of their 2008, 2009 or 2010 bonuses.

POTENTIAL PAYMENTS UPON TERMINATION

The tables set forth below describe and quantify certain compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2010, based on our closing stock price on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price. None of our named executive officers are entitled to any compensation in the event of a voluntary termination without good reason or an involuntary termination for cause.

	Compensation					Benefits & Perquisites
		Short-
	Base	Term	Performance	Stock	Restricted	Health	280G Tax
Name	Salary (4)	Incentives (5)	Shares (6)	Options (7)	Stock (8)	Care (9)	Gross-Up	Total
Mark F. O’Neil
Involuntary or Good Reason Termination (1)	$$522,100	$-	$-	$1,157,624	$1,579,007	$14,869	-	$3,273,600
Death or Disability (2)	522,100	-	391,700	-	-	14,869	-	928,669
Change In Control (3)	1,044,200	-	1,175,099	1,375,024	2,505,740	14,869	-	6,114,932
Eric D. Jacobs
Involuntary or Good Reason Termination (1)	300,000	-	-	394,242	550,319	14,869	-	1,259,430
Death or Disability (2)	300,000	-	106,772	-	-	14,869	-	421,641
Change In Control (3)	600,000	-	320,317	461,941	879,869	14,869	-	2,276,996
Raj Sundaram
Involuntary or Good Reason Termination (1)	300,000	-	-	435,792	550,319	14,869	-	1,300,980
Death or Disability (2)	300,000	-	106,772	-	-	14,869	-	421,641
Change In Control (3)	600,000	-	320,317	505,220	879,869	14,869	-	2,320,275
Rick Von Pusch
Involuntary or Good Reason Termination (1)	256,100	-	-	435,792	521,419	-	-	1,213,311
Death or Disability (2)	256,100	-	106,772	-	-	-	-	362,872
Change In Control (3)	512,200	-	320,317	505,220	827,085	-	-	2,164,822
Richard McLeer
Involuntary or Good Reason Termination (1)	250,000	-	-	373,558	449,367	14,869	-	1,087,794
Death or Disability (2)	250,000	-	85,498	-	-	14,869	-	350,367
Change In Control (3)	500,000	-	256,495	431,857	718,105	14,869	-	1,921,326

(1)
Represents incremental compensation associated with an involuntary termination by the company without cause or a voluntary termination by the executive with Good Reason. Calculations are based on a stock price of $20.07 (the closing price of DealerTrack’s stock on December 31, 2010, the assumed termination date).

(2)
Represents incremental compensation associated with a termination due to death or disability on December 31, 2010. Equity is valued using the closing stock price of $20.07 (the closing price of DealerTrack’s stock on December 31, 2010, the assumed termination date).

(3)
Represents incremental compensation associated with a termination in connection with a change in control on December 31, 2010. Equity is valued using the closing stock price of $20.07 (the closing price of DealerTrack’s stock on December 31, 2010, the assumed termination date).

(4)
Represents twelve months base salary continuation calculated based on the salary in effect on the date of termination if terminated without cause, death or disability, or by executive for good reason. If termination is without cause or by executive for good reason within 12 months of a change in control, executive will receive 24 months of base salary continuation. Severance will cease if the executive violates the non-compete provision of his employment agreement.

(5)
Named executive officers are entitled to receive a pro-rata bonus payment calculated based on the number of days during the fiscal year through the date of termination, applied to executive’s target bonus.  The pro rata bonus is payable at the time that the company pays bonuses for such fiscal year to its other employees, but in no event later than seventy-five days following the last day of the calendar year.  This bonus payment is not considered an incremental termination-related payment.

(6)
The Death or Disability amounts represent accelerated vesting of a pro-rata portion of the performance shares awarded in August 2006 for the named executive officers other than Mr. Von Pusch, who received his performance share award in November 2006.  The Change of Control amounts represent the intrinsic value of the full vesting of the performance shares. Value is based on $20.07, the closing price of our common stock on December 31, 2010.

(7)
Named executive officers are eligible for acceleration of the vesting of certain of such officer’s outstanding stock options upon termination under certain circumstances, including involuntary termination or resignation for good reason or a change of control.

(8)
The Involuntary or Good Reason Termination amounts represent two years acceleration of the vesting of the named executive officer’s restricted common stock. The Change of Control amounts represent the intrinsic value of all restricted common stock that would vest due to a termination in connection with a change in control. Value is based on $20.07, the closing price of our common stock on December 31, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2010, Ms. Cirillo-Goldberg and Messrs. Foy and McDonnell were members of our Compensation Committee and none of our executive officers served as: (i) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors. No member of our Compensation Committee has ever been an employee of DealerTrack.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of our common stock as of March 15, 2011 for: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and current executive officers as a group. Unless otherwise indicated, the address for those listed below is c/o DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Number of
	Shares
	Beneficially	Percent
Shares	Owned	Owned
Mark F. O’Neil (1)	1,386,064	3.30%
Eric D. Jacobs (2)	355,039	*
Raj Sundaram (3)	289,883	*
Rick Von Pusch (4)	210,973	*
Richard McLeer (5)	160,276	*
James Foy (6)	42,247	*
Mary Cirillo-Goldberg (7)	160,521	*
Ann B. Lane (8)	57,687	*
John J. McDonnell, Jr. (9)	74,686	*
James David Power III (10)	93,937	*
Howard L. Tischler (11)	79,687	*
Barry Zwarenstein (12)	56,812	*
All current directors and current executive officers as a group (14 persons)(13)	3,115,985	7.25%

Waddell & Reed Financial, Inc. (14)	4,153,848	10.13%
Kornitzer Capital Management, Inc. (15)	3,962,833	9.66%
BlackRock Inc. (16)	2,988,387	7.29%
Wells Fargo and Company (17)	2,331,262	5.68%

*	Indicates less than 1%

(1)
Includes 1,003,958 shares which Mr. O’Neil has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options. Also includes 2,500 shares of restricted common stock, 108,672 restricted stock units and 87,960 performance stock units, as well as (i) 583 shares held by Monique O’Neil, Mr. O’Neil’s wife; (ii) 21,959 shares held by The Monique O’Neil 2008 Qualified Grantor Retained Annuity Trust; (iii) 13,166 shares held by The Monique O’Neil 2009 Qualified Grantor Retained Annuity Trust and (iv) 4,875 shares held by the 2005 Monique O’Neil Qualified Grantor Retained Annuity Trust. Ms. O’Neil is the trustee of each of these trusts.

(2)
Includes 266,477 shares which Mr. Jacobs has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options. Also includes 1,250 shares of restricted common stock, 41,820 restricted stock units and 29,400 performance stock units.

(3)
Includes 154,041 shares which Mr. Sundaram has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options. Also includes 1,250 shares of restricted common stock, 41,820 restricted stock units and 29,400 performance stock units.

(4)
Includes 118,041 shares which Mr. Von Pusch has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options. Also includes 1,250 shares of restricted common stock, 37,535 restricted stock units and 26,900 performance stock units.

(5)
Includes 95,046 shares which Mr. McLeer has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options. Also includes 1,250 shares of restricted common stock, 33,300 restricted stock units and 22,870 performance stock units.

(6)	Includes 20,000 shares which Mr. Foy has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options and 8,610 restricted stock units.

(7)	Includes 56,250 shares which Ms. Cirillo-Goldberg has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options and 8,610 restricted stock units.

(8)	Includes 30,000 shares which Ms. Lane has the right to acquire within 60 days after March 15, 2011, upon the exercise of stock options and 8,610 restricted stock units.

(9)	Includes 10,000 shares which Mr. McDonnell has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options and 8,610 restricted stock units.

(10)	Includes 56,250 shares which Mr. Power has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options and 8,610 restricted stock units.

(11)	Includes 40,000 shares which Mr. Tischler has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options and 8,610 restricted stock units.

(12)	Includes 30,000 shares which Mr. Zwarenstein has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options and 8,610 restricted stock units.

(13)	Includes 1,949,674 shares which this group has the right to acquire within 60 days after March 15, 2011 upon the exercise of stock options, 8,750 shares of restricted common stock, 355,977 restricted stock units and 216,440 performance stock units.

(14)	The shares shown as beneficially owned by Waddell & Reed Financial, Inc. were reported in its Schedule 13G filed with the SEC on February 8, 2011. Its address is 6300 Lamar Avenue, Overland Park, KS 66202

(15)	The shares shown as beneficially owned by Kornitzer Capital Management, Inc. and related entities were reported in its Schedule 13G filed with the SEC on January 21, 2011. Its address is 5420 West 61st Place, Shawnee Mission, KS 66205.

(16)
The shares shown as beneficially owned by BlackRock, Inc. and related entities were reported in its Schedule 13G filed with the SEC on February 4, 2011. Its address is 40 East 52nd Street, New York, NY 10022.

(17)
The shares shown as beneficially owned by Wells Fargo and Company were reported in its Schedule 13G filed with the SEC on January 25, 2011. Its address is 420 Montgomery Street, San Francisco, CA 94104.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of either class of our common stock to file reports of ownership and changes of ownership with the SEC and to furnish us with copies of the reports they file. Based solely on our review of the reports received by us, or written representations from certain reporting persons, we believe that during the period from January 1, 2010 through December 31, 2010 all reports were timely filed, except for Form 4 filings to report (a) the sale of stock by Ms. Herrera on December 7, 2010; (b) the sales of stock by Mr. McLeer on December 7, 2010 and December 22, 2010; and (c) the receipt of restricted stock on May 24, 2010 by each of Messrs. Foy, McDonnell, Power, Tischler and Zwarenstein, Ms. Cirillo and Ms. Lane.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In accordance with its written charter, the Audit Committee, which is comprised solely of independent directors, is responsible for reviewing all related party transactions for potential conflict of interest situations on an ongoing basis. The approval of the Audit Committee is required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Registration Rights

We are party to a Fourth Amended and Restated Registration Rights Agreement, dated March 19, 2003, among ACF Investment Corp., ADP, Inc., Capital One Auto Finance, Inc., DJR US, LLC, (formerly known as Automotive Lease Guide (alg), LLC), First American Credit Management Solutions, Inc., GRP II, L.P., GRP II Investors, L.P., GRP II Partners, L.P., J.P. Morgan Partners, Wells Fargo Financial, Inc., Wells Fargo Small Business Investment Company, Inc., WFS Web Investments, Janet Clarke, Robert J. Cox III, Mary Cirillo-Goldberg and Mark F. O’Neil which provides for:

•
An unlimited number of piggyback registrations pursuant to which we are required to register sales of a holder’s shares under the Securities Act when we undertake a public offering either on our own behalf or on behalf of another stockholder, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register, with priority given, in the case of a public offering undertaken on our own behalf, first to the shares to be sold by us, then to shares to be sold by the holders exercising these piggyback registration rights and then to all other shares and, in the case of a public offering on behalf of another stockholder, first to the shares to be sold by such stockholder, then to shares to be sold by us, and then to all other shares;

•
Two demand registrations pursuant to which we are required to register sales of a holder’s shares under the Securities Act that would result in aggregate net proceeds of at least $30,000,000, subject to certain rights to delay up to 180 days the filing or effectiveness of any such registration statements; and

•
One registration on Form S-3 (or equivalent short-form registration statement) per year pursuant to which we are required to register sales of a holder’s shares under the Securities Act, subject to the aggregate market value (at the time of a holder’s request) of the shares registered by such holder being no less than $5,000,000.

Generally, we have agreed to pay all expenses of any registration pursuant to the registration rights agreement, except that underwriters’ discounts and commissions shall be borne pro rata by the parties selling shares pursuant to the applicable registration statement.

MISCELLANEOUS

SOLICITATION OF PROXIES

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we have retained Georgeson Inc. to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $7,500, plus reasonable out of pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR OUR 2011 ANNUAL MEETING

If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials, we must receive your proposal by December 1, 2011 and the proposal must comply with the rules of the SEC.

If you want to make a proposal for consideration at next year’s Annual Meeting without having the proposal included in our proxy materials, we must receive your proposal at least 90 days prior to the 2012 Annual Meeting. If we give less than 100 days’ notice of the 2011 Annual Meeting, we must receive your proposal within ten days after we give the notice.

If we do not receive your proposal by the appropriate deadline, then it may not be brought before the 2012 Annual Meeting.

Proposals should be addressed to the Secretary, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2010 has been mailed to our stockholders of record and is not part of this Proxy Statement.

Upon written request of any person solicited, our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC may be obtained, without charge, by writing to Investor Relations, DealerTrack Holdings, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

THE BOARD OF DIRECTORS
DEALERTRACK HOLDINGS, INC.

Gary N. Papilsky
Secretary

Lake Success, New York
March 31, 2011

EXHIBIT I
FORM OF PROXY

PROXY

DEALERTRACK HOLDINGS, INC.

1111 Marcus Avenue, Suite M04
Lake Success, NY 11042

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eric D. Jacobs and Gary N. Papilsky, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of DealerTrack Holdings, Inc., a Delaware corporation (“DealerTrack”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of DealerTrack to be held on May 23, 2011, at 3:30 p.m. (local time) at DealerTrack Corporate Headquarters, 1111 Marcus Avenue, Lake Success, New York 11042 (the “Annual Meeting”).

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Vote by Internet:
1. Log on to the Internet and go to www.proxyvote.com
2. Follow the steps outlined on the secure website.

[Continued and to be dated and signed on reverse side.]

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

DEALERTRACK HOLDINGS, INC.

May 23, 2011

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â      If you have not voted via the Internet, fold along perforated line, detach and return the bottom portion in the envelope provided.      â

■ 20230303000000000000 8	060308

THE DEALERTRACK BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect two members to the board of directors for three-year terms as Class III Directors to serve until the 2014 Annual Meeting of Stockholders and until their successors are elected

NOMINEES

☐	FOR ALL NOMINEES	¡	Mark F. O’Neil
		¡	Mary Cirillo-Goldberg
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “ FOR ALL EXCEPT ” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN

2.	To ratify the selection of PricewaterhouseCoopers LLP as DealerTrack’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

3.	To approve the compensation of each executive officer, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC	☐	☐	☐

		ONE YEAR	TWO YEARS	THREE YEARS

4.	Frequency of stockholder vote to approve the compensation of executive officers	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1,  2 and 3 AND ‘THREE YEARS” FOR PROPOSAL 4.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.